AMENDMENT TO PARTICIPATION AGREEMENT

The Participation Agreement, dated December 1, 1999, as amended, by and among, Allianz Life Insurance Company of North America, PIMCO Variable Insurance Trust, and PIMCO Investments LLC (formerly Allianz Global Investors Distributors LLC) is hereby amended by deleting the existing Schedule A, amended October 26, 2009 and inserting in lieu thereof the following:

SCHEDULE A
(revised effective May 1, 2011)

PIMCO Variable Insurance Trust Portfolios:

1.   PIMCO VIT All Asset Portfolio
2.   PIMCO VIT CommodityRealReturn® Strategy Portfolio
3.   PIMCO VIT Emerging Markets Bond Portfolio
4.   PIMCO VIT Global Advantage Strategy Bond Portfolio
5.   PIMCO VIT Global Bond Portfolio (Unhedged)
6.   PIMCO VIT Global Multi-Asset Portfolio
7.   PIMCO VIT High Yield Portfolio
8.   PIMCO VIT Real Return Portfolio
9.   PIMCO VIT Total Return Portfolio
10. PIMCO VIT Unconstrained Bond Portfolio
IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this amendment to the participation agreement, as amended, as of May 1, 2011

Allianz Life Insurance Company of North America

By:   /s/ Mike Scriver
      _________________________________
Name:  Mike Scriver
Title:    Vice President, Hedge Design & Management

PIMCO Variable Insurance Trust

By:    /s/ Henrik P. Larsen
     ________________________________
Name:  Henrik P. Larsen
Title:  Vice President

PIMCO Investments LLC

By:     /s/ Gregory A. Bishop
     ________________________________
Name: Gregory A. Bishop
Title:    Head of Business Management